Exhibit 99.1

THE SHARPER IMAGE®

350 The Embarcadero                                Corporate Headquarters

San Francisco, CA 94105

FOR IMMEDIATE RELEASE

June 8, 2006

Contact:	Tersh Barber, Director, Investor Relations
The Sharper Image
415/445-6274

SHARPER IMAGE REPORTS FIRST QUARTER OPERATING RESULTS

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported operating results for the first quarter ended April 30, 2006. The Company reported revenues for the first quarter of $106.8 million and a loss per share of $0.84.

First Quarter Highlights

For the quarter ended April 30, 2006, total Company revenues decreased 26 percent to $106.8 million from last year’s $144.9 million. The Company reported a net loss for the first quarter of $12.6 million, or $0.84 per share, compared to a net loss of $4.6 million, or $0.30 per share, in the prior year’s first quarter. Total store sales for the first quarter decreased 28 percent to $56.8 million from last year’s $78.3 million. Comparable store sales decreased 29 percent for the first quarter. Total catalog/direct marketing sales for the first quarter decreased 16 percent to $23.5 million from last year’s $27.9 million. Internet sales for the first quarter decreased 26 percent to $17.2 million from last year’s $23.2 million. Wholesale sales for the first quarter decreased 45 percent to $6.5 million from last year’s $11.8 million. During the first fiscal quarter, the Company opened two new stores, closed one store at lease maturity and remodeled one existing store.

Operational Discussion

“The first quarter’s operating results reflect a continuation of previously discussed trends, especially weaker revenues from our Ionic Breeze line of air purifiers, and massage chairs,” said Richard Thalheimer, founder, chairman and chief executive officer. “We have given significant attention to improving our advertising return on investment, and we were pleased to see increased advertising productivity in the quarter. Although we’ve meaningfully reduced overhead and advertising expenses, we now must achieve an improvement in our revenue trends.

“Going forward, we need to build top-line sales growth with a significant amount of exciting new products, and we have begun this process in earnest. Our new product introductions have started flowing into the retail stores, catalog and online, and this season’s Father’s Day catalog showcases 45 new products. Some have excellent high-volume potential,” Mr. Thalheimer continued, “including two exclusive products: the lotus® Sanitizing System; which turns ordinary tap water into a powerful but safe sanitizer that kills germs on surfaces and neutralizes pesticides on fruits and vegetables; and the FresherLonger Miracle Food Storage containers that keep food fresher up to four times longer than conventional containers.

“Improving the Company’s operating performance is a work in progress, and products will continue to be introduced every week, and in significant numbers, as we ramp up toward the Holidays. Our customers will see a real change when they walk in to our stores, and my expectation is that this will slowly but steadily improve our sales and operating trends in the second half of the year.”

Conference Call for First Quarter Results

Interested parties are invited to listen June 8, 2006, to a live conference call discussing first quarter results at 1:30 p.m. Pacific time, 4:30 p.m. Eastern time, at www.sharperimage.com or by calling 888-211-8104. The conference call may also be accessed from outside the United States at 706-643-0143. To access the call from www.sharperimage.com, click on “Investor Relations.” A digital replay of the conference call will be available two hours after the completion of the call from June 8 to 12:00 Midnight, Eastern Time, June 15, by dialing 800-642-1687 and entering code number 7664649. The replay for the conference call for the same period is available outside the United States by calling 706-645-9291 and entering code number 7664649.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group,

Sharper Image Design. The Company’s principal selling channels include 190 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Website, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Certain Additional Business Risk Factors” and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

THE SHARPER IMAGE®

FINANCIAL TABLES (Unaudited)

(In thousands except per share amounts)

	Three Months Ended April 30,
	2006	2005
Statements of Operations
Revenues	$106,848	$144,882
Cost of products	54,210	66,337
Buying and occupancy	20,394	18,827
Advertising and promotion	22,352	32,484
General, selling and administrative	31,119	34,970

Operating loss	(21,227)	(7,736)
Other income-net	221	109

Loss before income taxes	(21,006)	(7,627)
Income tax benefit	(8,381)	(3,051)

Net loss	$(12,625)	$(4,576)

Net loss per share - basic	$(0.84)	$(0.30)
Net loss per share - diluted	$(0.84)	$(0.30)
Weighted avg. number of shares - basic	14,953	15,326
Weighted avg. number of shares - diluted	14,953	15,326

	April 30, 2006	January 31, 2006	April 30, 2005
Balance Sheets
Current assets
Cash and cash equivalents	$29,702	$42,808	$28,623
Short-term investments	5,200	10,350	30,800
Accounts receivable, net	20,349	17,347	21,896
Merchandise inventories	91,556	104,298	123,054
Other current assets	45,472	35,682	28,913

Total current assets	192,279	210,485	233,286
Property and equipment, net	102,635	106,828	103,968
Other assets	11,437	11,448	6,733

Total assets	$306,351	$328,761	$343,987

Current liabilities	$102,570	$112,635	$116,409
Other liabilities	35,904	35,693	35,289

Total liabilities	138,474	148,328	151,698
Stockholders’ equity
Common stock	150	149	157
Additional paid-in capital	100,441	100,373	105,227
Retained earnings	67,286	79,911	97,964
Treasury stock	—	—	(11,059)

Total stockholders’ equity	167,877	180,433	192,289

Total liabilities and stockholders’ equity	$306,351	$328,761	$343,987